Exhibit 4.13

March 28, 2018

Layne Christensen Company

1800 Hughes Landing Boulevard

Suite 800

The Woodlands, TX 77380

Re:	Note Purchase Agreement dated as of March 19, 2018, by and between Layne Christensen Company and each of the Purchasers listed in Schedule B thereto (the “Agreement”) – Notice of Substitution

Reference is made to the above-captioned Agreement.  Capitalized terms not otherwise defined here shall have the meanings assigned to them in the Agreement.

Pursuant to Section 19 of the Agreement, the undersigned Purchaser named as “Original Purchaser” hereby gives notice that it has substituted the undersigned existing Purchaser named as “Substitute Purchaser” as the purchaser of a portion of the Notes that the Original Purchaser has agreed to purchase under the Agreement.  Following such substitution, the Original Purchaser and the Substitute Purchaser have the rights and obligations of Purchasers with respect to the following principal amounts of Notes:

Substitute Purchaser:

Corre Opportunities Qualified Master Fund, LP$50,088,689

Original Purchaser:

Corre Opportunities II Master Fund, LP$20,911,311

Total principal amount of Notes$71,000,000

As required by Section 19 of the Agreement, by execution of this notice the Substitute Purchaser agrees to be bound by the Agreement and confirms the accuracy with respect to Substitute Purchaser of the representations set forth in Section 6 of the Agreement.

Substitute Purchaser:Original Purchaser:

Corre Opportunities Qualified Master Fund, LPCorre Opportunities II Master Fund, LP

By:Corre Partners Management, LLC,By:Corre Partners Management, LLC,

as Investment Manageras Investment Manager

By: _/s/ Eric Soderlund                By: _/s/ Eric Soderlund

Eric SoderlundEric Soderlund

Authorized SignatoryAuthorized Signatory